UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  December 29, 2009)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

As previously reported, in the pending arbitration between our Mexican subsidiaries and their phosphate rock supplier, OCP, S.A., or OCP, OCP had requested the arbitral tribunal to order our subsidiaries to furnish $68.4 million as security for OCP's counterclaims in that proceeding. At the time of filing our Report on Form 10-Q for the Quarter ended September 30, 2009, we stated that we saw no justification for awarding security. On December 29, 2009, the arbitral tribunal denied OCP’s request without prejudice.

Hearings on phase 1 of the dispute regarding pricing under the contract were completed in November 2009.  OCP’s counterclaims are expected to be heard in July 2010. The tribunal has not at this stage indicated a process for ruling on the pricing phase other than as part of the overall conclusion of the arbitration.

We expect that rock supply from OCP will continue in 2010 under the terms of the existing contract that runs to September 9, 2010. As with the years 2008 and 2009, the final price for 2010 OCP deliveries will be subject to the arbitral tribunal’s ruling on phase 1 of the hearings. With phosphate rock market prices reportedly declining after the pricing reference period in the contract, we anticipate 2010 OCP rock prices to Innophos to be adverse to market for the remainder of the current contract.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William N.Farran
Name: William N. Farran Title: Vice President & General Counsel

Dated: January 5, 2010